Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Patrick Hartman	702.947.3514
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES

59.1% INCREASE IN EARNINGS AND BALANCE SHEET GROWTH TO $1.7

BILLION

LAS VEGAS, Nev. – (BUSINESS WIRE)—April 19, 2007— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.7 billion in total assets as of March 31, 2007, operating through Community Bank of Nevada and Community Bank of Arizona, today announced financial results for the first quarter ended March 31, 2007.

Highlights for the First Quarter 2007

2007 versus 2006

•	Net income increased 59.1% to $5.4 million, or $0.52 per share, for the quarter ended March 31, 2007 compared to $3.4 million, or $0.46 per share, for the quarter ended March 31, 2006.

•	Net interest income before provision for loan losses increased 55.5% to $17.5 million compared to $11.3 million in the same period in 2006.

•	Noninterest income for the first quarter of 2007 increased 59.7% to $867,000 compared to $543,000 in the same quarter of 2006.

Linked Quarter

•	Net income for the first quarter of 2007 remained stable at $5.4 million compared to the quarter ended December 31, 2006.

•	Net interest income before provision for loan losses for the first quarter of 2007 increased to $17.5 million, or 4.1%, compared to $16.8 million for the quarter ended December 31, 2006.

•	Net interest margin expanded to 5.03% for the quarter ended March 31, 2007 from 4.82% for the quarter ended December 31, 2006.

•	Credit quality continues to be strong with non-performing assets at 0.10% of total loans at March 31, 2007.

Financial Performance

2007 versus 2006

Return on average shareholders’ equity. For the first quarter of 2007, the Company’s return on average shareholders’ equity (“ROAE”) was 9.9% compared to 12.7% for the same period in 2006. Net income increased 59.1%, to $5.4 million for the first quarter of 2007 from $3.4 million for the same period in 2006 and average equity for the first quarter of 2007 increased 104.2%, to $222.9 million from the same period in 2006. The decrease in ROAE was primarily due to the issuance of common stock for the acquisition of Valley Bancorp in the amount of $94.7 million that resulted in $90.7 million of goodwill and core deposits intangibles (assets that produce no measurable income).

While net income increased 59.1% for the quarter ended March 31, 2007 compared to the same quarter in 2006, diluted earnings per share grew to $0.52 per share for the quarter ended March 31, 2007 compared to $0.46 per share in the same quarter in 2006. The moderate growth in the Company’s diluted earnings per share reflects the issuance of approximately 3.0 million shares in the fourth quarter 2006 as part of the acquisition of Valley Bancorp.

Return on average assets. Return on average assets (“ROAA”) decreased to 1.4% for the quarter ended March 31, 2007 compared to 1.5% for the same period in 2006. The decrease in ROAA was primarily due to the $99.5 million increase in average goodwill and core deposit intangibles resulting from the 2006 acquisitions. These assets produce no measurable income, but significantly increased the Company’s average assets in the first quarter of 2007 compared to the first quarter of 2006.

Operating efficiency. The Company’s efficiency ratio increased to 51.5% for the first quarter of 2007 compared to 48.1% for the same period in 2006. The increase in the efficiency ratio, during a period of increased operational costs due to expansion, was anticipated as the Company has not yet fully realized all cost efficiencies anticipated from the 2006 mergers.

Linked Quarter

Return on average shareholders’ equity. For the first quarter of 2007, the Company’s return on average shareholders’ equity was 9.9% compared to 10.6% for the quarter ended December 31, 2006. While net income remained stable at $5.4 million for the three months ended March 31, 2007 and December 31, 2006, average equity for the first quarter of 2007 increased to $222.9 million from $201.3 million for the quarter ended December 31, 2006. The increase in average equity was due primarily to a full quarter’s weighting of the equity increase in the first quarter of 2007 resulting from the issuance of stock in the Valley Bancorp acquisition and fourth quarter 2006 profits.

While net income remained stable, weighted average dilutive shares outstanding increased 432,000 shares during the quarter ended March 31, 2007 (as a result of a full quarter’s weighting of the 3.0 million shares issued in the Valley Bancorp acquisition) as compared to the quarter ended December 31, 2006, resulting in a decrease in dilutive earnings per share of $0.02.

Return on average assets. Return on average assets remained stable at 1.4% for the quarters ended March 31, 2007 and December 31, 2006.

Asset growth. Total assets increased 8.3% to $1.7 billion as of March 31, 2007, from $1.6 billion as of December 31, 2006. The increase in total assets was driven primarily by an increase to $1.30 billion and $97.5 million in gross loans and federal funds sold, respectively, at March 31, 2007 compared to $1.25 billion and $8.9 million, respectively, at December 31, 2006. Asset growth during the quarter ended March 31, 2007 was funded through increases in noninterest bearing demand deposits, interest bearing demand accounts and Federal Home Loan Bank (“FHLB”) borrowings, as these funding liabilities increased to $216.3 million, $613.2 million and $95.8 million, respectively, as of March 31, 2007 compared to $205.1 million, $510.5 million and $77.7 million, respectively, as of December 31, 2006.

Asset quality. Non-performing loans totaled $1.3 million as of March 31, 2007, compared to $647,000 at December 31, 2006. Non-performing loans as a percentage of total loans increased to 0.10% as of March 31, 2007, compared to 0.05% at December 31, 2006. The increase in non-performing loans was primarily the result of two loans, acquired during the 2006 mergers, added to nonaccrual status.

Operating efficiency. The Company’s efficiency ratio increased to 51.5% for the first quarter of 2007 compared to 50.7% for the quarter ended December 31, 2006. The increase in the efficiency ratio, during a period of increased operational costs due to expansion, was anticipated as the Company has not yet fully realized all cost efficiencies anticipated from the 2006 mergers.

“The first quarter results are in-line given the acquisitions of Community Bank of Arizona (formerly Cactus Commerce Bank) in the third quarter of 2006 and Valley Bancorp in the fourth quarter of 2006. As the full synergies and cost savings are realized over the next few quarters, we will more fully appreciate the benefits of these acquisitions. Year over year growth, both organically and by acquisitions, are positioning the company for future growth in assets and net income.

The markets in which we operate are growing and will continue to provide a platform for enhanced performance. As we increase our construction loan portfolio to take advantage of the growth in the retail and industrial construction markets, the loans outstanding will continue to increase and perform. Likewise, many of the 2006 product and sales initiatives for deposits are paying off and will be reflected as we move forward this year.

We continue to be excited about 2007 and the potential for organic growth in the markets in which we operate, and as we more fully integrate the acquisitions into the Company over the balance of the year,” said Edward M. Jamison, President and Chief Executive Officer.

Income Statement Results

2007 versus 2006

While the Company continued to grow its loan portfolio and deposit base, interest income, interest expense and the resulting net interest income for the three months ended March 31, 2007 increased substantially from the same period in 2006 due primarily to the acquisition of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006). These acquisitions resulted in the addition of $367.6 million of gross loans (at acquisition) and a corresponding increase in deposits of $376.0 million (at acquisition).

For the three months ended March 31, 2007, interest and dividend income increased 85.2% to $30.9 million, compared to the same period in 2006, primarily due to a $588.9 million increase in average interest-earning assets and an increase in loan yields. Loan yields for the quarter ended March 31, 2007 increased to 9.29% from 8.78% for the same period in 2006, due primarily to increased yields on the Company’s rate sensitive loans.

For the three months ended March 31, 2007, interest expense increased 146.9% to $13.4 million, compared to the same period in 2006, primarily due to a $570.1 million increase in average interest-bearing liabilities and increased cost of funds. Impacting the increase in average interest-bearing liabilities (in addition to the mergers noted above) was the issuance of $51.5 million in trust preferred debt in the third quarter of 2006. The cost of total interest-bearing liabilities increased to 4.61% for the current quarter, from 3.63% a year ago, reflecting continued competitive pricing pressures on deposits, changes in market rates and usage of other instruments (e.g., trust preferred debt and wholesale deposits) to fund the Company’s growth.

For the quarter ended March 31, 2007, the Company’s net interest margin decreased to 5.03% compared to 5.54% in the same period in 2006. The decrease in net interest margin was primarily attributable to continued upward pricing pressures for deposits and other funding liabilities.

Noninterest income increased 59.7%, or $324,000, to $867,000 for the quarter ended March 31, 2007 compared to $543,000 for the same period in 2006. While the Company continued to experience organic growth throughout 2006 and the first quarter of 2007, the increase in non-interest income was due primarily to the acquisition of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006). These acquisitions directly impacted the Company’s service charges and other income (e.g., acquisition of additional customer accounts from which customer service fees are earned).

As a result of the acquisitions of Community Bank of Arizona and Valley Bancorp, the Company increased its branch network by six and added approximately seventy-five full-time employees. This expansion of facilities and human resources was the primary driver to the Company’s increased non-interest expense. Professional fees decreased as costs associated with first year Securities and Exchange Commission compliance filings and Sarbanes-Oxley compliance in 2006 subsided during 2007.

Linked Quarter

Interest and dividend income increased to $30.9 million, or 3.3%, for the quarter ended March 31, 2007 as compared to $29.9 million for the quarter ended December 31, 2006. The increase in interest income was due primarily to a $73.7 million increase in average loans outstanding and an increase in yield of 16 basis points on the overall loan portfolio.

Interest expense increased to $13.4 million, or 2.2%, for the quarter ended March 31, 2007 as compared to $13.1 million for the quarter ended December 31, 2006. The increase in interest expense was driven by a $44.3 million increase in average interest bearing liabilities and an increase of 2 basis points in the overall cost of interest bearing liabilities.

As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses and net interest margin for the quarter ended March 31, 2007 increased to $17.5 million and 5.03%, respectively, as compared to $16.8 million and 4.82%, respectively, for the quarter ended December 31, 2006.

Noninterest income increased to $867,000, or 5.3%, for the quarter ended March 31, 2007 compared to $823,000 for the quarter ended December 31, 2006. While the Company continued to experience organic growth during the first quarter of 2007, the increase in noninterest income was due primarily to the acquisition of Valley Bancorp in October 2006. This acquisition directly impacted the Company’s service charges and other income (e.g., acquisition of additional customer accounts from which customer service fees are earned).

As a result of the acquisition of Valley Bancorp (October 2006), the Company increased its branch network by five and added approximately fifty-five full-time employees. This expansion of facilities and human resources, combined with normal wage increases during the first quarter of 2007, were the primary drivers to the Company’s increased non-interest expense which increased from $8.9 million for the quarter ended December 31, 2006 to $9.5 million in the first quarter of 2007.

“For the linked quarter we noted improvement in interest income and asset yields, coupled with moderating costs of interest bearing liabilities which provide for a slightly increasing net interest margin. With improved margins, and initiatives to improve efficiency and as we more fully leverage our infrastructure and gain scale on our personnel, we will look for improvement in ROAE and ROAA”, said Patrick Hartman, Executive Vice President and Chief Financial Officer.

“Our credit culture continues to be exceptional with solid underwriting and credit administration as evidenced by continued portfolio quality. While non-performing loans increased slightly, due in part to acquisitions, our credit quality measures are exceptionally strong. We are pleased with our current portfolio quality and continue to maintain standards and a monitoring system to insure we understand and recognize our portfolio risk profile.

We continue to focus our attention on the fundamentals of lending, and the business lending sectors that provide continued growth and positive economics. Our markets still have strong demand for retail, industrial, and selective office developments that provide opportunity for us moving forward. While we have not been active in the single family residential market and have very limited exposure we believe that with an expanding employment base and in-migration into our markets, our strategy should be to limit residential lending activity until we see positive improvement and opportunities that meet our requirements”, said Larry K. Scott, Executive Vice President and Chief Operating Officer of the Company and President, Chief Executive Officer of Community Bank of Nevada.

Balance Sheet Management

Total assets increased by 8.3% to $1.7 billion as of March 31, 2007, from $1.6 billion as of December 31, 2006. The increase in total assets was driven primarily by an increase to $1.30 billion and $97.5 million in gross loans and federal funds sold, respectively, at March 31, 2007 compared to $1.25 billion and $8.9 million, respectively, at December 31, 2006. Asset growth during the quarter ended March 31, 2007 was funded primarily through increases in noninterest bearing demand deposits, interest bearing demand accounts and Federal Home Loan Bank (“FHLB”) borrowings, as these funding liabilities increased to $216.3 million, $613.2 million and $95.8 million, respectively, as of March 31, 2007 compared to $205.1 million, $510.5 million and $77.7 million, respectively, as of December 31, 2006.

As of March 31, 2007 and December 31, 2006, gross loans represented 76.3% and 79.8%, respectively, of total assets. The Company’s lending activities consist primarily of commercial and industrial, commercial real estate and construction and land development. For the quarter ended March 31, 2007, the largest increase in the loan portfolio was real estate – construction and land development, which increased 6.4%, indicating a continued attraction to this product in the Company’s primary markets.

Total deposits increased by $106.6 million, or 9.1% to $1.3 billion as of March 31, 2007, from $1.2 billion as of December 31, 2006. The increase in deposits is directly attributed to an increase in interest bearing demand deposits, driven by the Company’s participation in several wholesale deposit programs.

Capital Ratios

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Business Strategy

“With our expansion into the Phoenix, Arizona market and the integration of Valley Bank and its branch network, we are now in a position to take advantage of our increased size and market reach. We believe that the Southern Nevada and Phoenix markets provide opportunities for continued organic growth in both loans and deposits. Each of these markets are dynamic economies with population growth and an increasing employment base that provide the economic drivers to benefit our banks and enhance the value to our shareholders. We continue to seek organic growth and expansion by acquisition as part of our overall strategic plan,” said Edward M. Jamison.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with five wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust I, 4) Community Bancorp (NV) Statutory Trust II and 5) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and two loan production offices in southern California and Arizona. Community Bank of Arizona (formerly Cactus Commerce Bank) is a single full-service branch located in Glendale, Arizona, which was acquired in September 2006. We provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Attached to this press release is summarized financial information for the quarter ended March 31, 2007.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas, Nevada and Phoenix, Arizona markets, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in “Item 1A. Risk Factors” in our Annual Report on Form 10K for the year ended December 31, 2006, and our other Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(In thousands)
ASSETS:
Cash and due from banks	$36,019	$28,694
Interest bearing deposits in other banks	3,932	8,501
Federal funds sold	97,457	8,921

Cash and cash equivalents	137,408	46,116

Securities available for sale, at fair value	101,578	107,849
Securities held to maturity, at amortized cost (fair value of $1,276 as of March 31, 2007 and $1,334 as of December 31, 2006)	1,254	1,309
Required equity investment, at cost	11,527	6,589
Loans, net of allowance for loan losses of $15,615 as of March 31, 2007 and $14,973 as of December 31, 2006	1,277,554	1,234,841
Premises and equipment, net	24,413	24,133
Accrued interest receivable	8,072	7,668
Deferred income taxes, net	—	875
Bank owned life insurance	10,189	10,071
Goodwill	115,078	115,865
Core deposit intangible, net of accumulated amortization of $1,473 as of March 31, 2007 and $1,138 as of December 31, 2006	8,486	8,821
Other assets	5,362	6,242

Total assets	$1,700,921	$1,570,379

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$216,293	$205,115
Interest bearing:
Demand	613,222	510,454
Savings	48,542	60,480
Time, $100,000 or more	189,884	164,954
Other time	214,976	235,273

Total Deposits	1,282,917	1,176,276

Borrowings	95,795	77,695
Accrued interest payable and other liabilities	9,312	9,907
Deferred income taxes, net	280	—
Junior subordinated debt	87,630	87,630

Total liabilities	1,475,934	1,351,508

Commitments and Contingencies
Stockholders' Equity
Common stock, par value: $0.001; shares authorized 30,000,000 shares; issued: 10,454,299 as of March 31, 2007 and 10,423,188 as of December 31, 2006	10	10
Additional paid-in capital	167,871	167,359
Retained earnings	57,851	52,402
Accumulated other comprehensive loss, net of tax	(460)	(615)

	225,272	219,156
Less cost of treasury stock, 34,375 shares	(285)	(285)

Total stockholders' equity	224,987	218,871

Total liabilities and stockholders' equity	$1,700,921	$1,570,379

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended,
	March 31, 2007	December 31, 2006	March 31, 2006
	(In thousands, except per share data)
Interest and dividend income:
Loans, including fees	$28,934	$27,371	$15,415
Securities and investments	1,436	1,437	1,000
Federal funds sold	518	1,097	266

Total interest and dividend income	30,888	29,905	16,681

Interest expense on:
Deposits	10,697	10,614	4,371
Borrowings	1,152	919	438
Junior subordinated debt	1,530	1,559	610

Total interest expense	13,379	13,092	5,419

Net interest income before provision for loan losses	17,509	16,813	11,262
Provision for loan losses	482	385	982

Net interest income after provision for loan losses	17,027	16,428	10,280
Noninterest income:
Service charges and other income	628	570	487
Bank owned life insurance	118	124	41
Net swap settlements	48	49	15
Rental income	38	37	—
Net gain on sale of loans	35	41	—
Net gain on sale of securities	—	2	—

Total noninterest income	867	823	543

Noninterest expense:
Salaries, wages and employee benefits	5,712	5,000	3,042
Occupancy, equipment & depreciation	1,196	1,122	741
Core deposit intangible amortization	335	313	191
Data processing	315	283	255
Advertising and public relations	293	351	154
Professional fees	272	464	358
Telephone and postage	201	144	75
Stationery and supplies	166	170	79
Directors fees	128	44	103
Insurance	119	137	80
Software maintenance	105	91	34
Loan related	95	57	59
Other operating expenses	521	765	504

Total noninterest expense	9,458	8,941	5,675

Income before income tax provision	8,436	8,310	5,148
Income tax provision	2,987	2,916	1,723

Net income	$5,449	$5,394	$3,425

EARNINGS PER SHARE:
Basic (1)	$0.52	$0.54	$0.46

Diluted (1)	$0.52	$0.54	$0.46

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,415,894	9,965,919	7,382,609

Diluted	10,493,721	10,061,691	7,487,364

(1)	Basic and diluted earnings per share decreased from December 31, 2006 to March 31, 2007 due primarily to the full quarter's weighting of approximately 3.0 million shares issued in the Valley Bancorp acquisition.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Quarter Ended,
	March 31, 2007		December 31, 2006		March 31, 2006
	Average Balance	Annualized Average Rate/Yield(8)	Average Balance	Annualized Average Rate/Yield (8)	Average Balance	Annualized Average Rate/Yield(8)
	(In thousands, except percentage data)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,263,380	9.29%	$1,189,726	9.13%	$712,408	8.78%
Investments securities (3)(4)	118,450	5.29%	121,119	5.08%	95,681	4.72%
Federal funds sold	39,233	5.35%	83,127	5.24%	24,074	4.48%

Total interest-earning assets	1,421,063	8.85%	1,393,972	8.54%	832,163	8.19%
Noninterest - earning assets:
Cash and due from banks	24,950		25,934		20,550
Goodwill and intangibles	123,662		104,929		24,192
Other assets	34,180		31,780		23,755

Total assets	$1,603,855		$1,556,615		$900,660

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$62,832	2.55%	$62,832	2.69%	$43,077	2.17%
Money market	473,258	4.62%	462,093	4.60%	285,991	3.17%
Savings	54,468	2.74%	59,287	3.71%	7,144	0.74%
Time	407,340	4.53%	401,670	4.31%	193,273	3.97%

Total interest-bearing deposits	997,898	4.35%	985,882	4.33%	529,485	3.35%
Borrowings	90,589	5.16%	72,573	5.02%	40,421	4.39%
Junior subordinated debt	87,630	7.08%	87,630	7.06%	36,083	6.86%

Total interest-bearing liabilities	1,176,117	4.61%	1,146,085	4.59%	605,989	3.63%

Noninterest-bearing liabilities:
Demand deposits	194,585		212,180		180,469
Other liabilities	10,257		11,267		5,058

Total liabilities	1,380,959		1,369,532		791,516
Stockholders' equity	222,896		201,318		109,144

Total liabilities and stockholders' equity	$1,603,855		$1,570,850		$900,660

Net interest income	$17,509		$16,813		$11,262

Net interest spread (5)		4.24%		3.95%		4.57%

Net interest margin (6)		5.03%		4.82%		5.54%

(1)	Includes quarterly average non-accrual loans of $961,000, $597,000 and $604,000 at March 31, 2007, December 31, 2006 and March 31, 2006, respectively.
(2)	Net loan fees of $1.7 million, $1.4 million and $1.1 million are included in the yield computations for the three months ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively.
(3)	Yields on securities, total interest-bearing assets and net interest margin have been adjusted to a tax-equivalent basis.
(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.
(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(6)	Net interest margin is computed by dividing net interest income by total average earning-assets.
(7)	Average rates/yields for these periods have been annualized.
(8)	Yield are computed based on actual number of days during the quarter. As a result, yields in priors periods have been adjusted to conform with current presentation.
(8)	Certain average balances and income in prior periods have been reclassified to conform with current presentation.

	Quarter Ended,
	March 31, 2007	December 31, 2006	March 31, 2006
	(In thousands, except share and percentage data)
Selected Financial Ratios
Return on average assets	1.38%	1.37%	1.54%
Return on average stockholders' equity	9.91%	10.63%	12.73%
Net interest margin (1)	5.03%	4.82%	5.54%
Efficiency ratio (2)	51.47%	50.70%	48.07%

Capital Ratios
Consolidated leverage ratio	11.96%	11.73%	13.24%
Consolidated tier 1 risk-based capital ratio	11.89%	11.80%	13.39%
Consolidated total risk-based capital ratio	13.59%	13.68%	15.19%

Asset Quality Ratios
Non-performing loans (3)	$1,310	$647	$606
Non-performing assets (4)	$1,310	$647	$606
Non-performing loans to total loans	0.10%	0.05%	0.08%
Non-performing assets to total assets	0.08%	0.04%	0.06%
Allowance for loan losses to total loans	1.20%	1.19%	1.19%
Allowance for loan losses to non-performing assets	1,192%	2,314%	1,501%
Allowance for loan losses to non-performing loans	1,192%	2,314%	1,501%
Net charge-offs (recoveries) to average loans (5)	(0.05)%	(0.04)%	—%

(1)	Net interest margin represents net interest income on a tax equivalent basis as a percentage of average interest-earning assets.
(2)	Efficiency ratio represents non-interest expenses, excluding provision for loan losses, as a percentage of the aggregate of net interest income and non-interest income.
(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned.
(5)	Annualized.

	Quarter Ended,
	March 31, 2007	December 31, 2006	March 31, 2006
	(In thousands, except share and percentage data)
Allowance for Loan Losses
Beginning of period	$14,973	$11,150	$8,117
Charge-offs	(99)	(28)	(26)
Recoveries	259	141	25
Provision for loan losses	482	385	982
Allowance resulting from acquisitions	—	3,325	—

Balance at end of period	$15,615	$14,973	$9,098